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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

TITAN MACHINERY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TITAN MACHINERY INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Titan Machinery Inc. will be held at 8:00 a.m., Central Time, on June 4, 2015, at the offices of Fredrikson & Byron, 200 South 6th Street, Suite 4000, Minneapolis, Minnesota, for the following purposes:

1.	To elect two directors for a three-year term ("Proposal 1").

2.	To conduct an advisory vote on a non-binding resolution to approve the compensation of our named executive officers ("Proposal 2").

3.	To ratify the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the fiscal year ending January 31, 2016 ("Proposal 3").

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on April 9, 2015 are entitled to notice of the meeting and to vote at the meeting or any adjournment or postponement thereof.
Your vote is important. You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or by mail as described in the written proxy card.
Important Notice Regarding the Availability of Proxy Materials for the Upcoming Annual Meeting of Stockholders To Be Held on June 4, 2015: The Proxy Statement, proxy card, and Annual Report on Form 10-K are available in the Investor Relations section of the Titan Machinery Inc. website at http://www.titanmachinery.com.

BY ORDER OF THE BOARD OF DIRECTORS

David J. Meyer Board Chair and Chief Executive Officer
West Fargo, North Dakota
May 7, 2015

TITAN MACHINERY INC.
Annual Meeting of Stockholders
June 4, 2015

PROXY STATEMENT

INTRODUCTION
Your proxy is solicited by the Board of Directors (the "Board") of Titan Machinery Inc. ("we," "us," "our," or the "Company") for our Annual Meeting of Stockholders to be held on June 4, 2015 (the "Annual Meeting"), at the location and for the purposes set forth in the Notice of Annual Meeting of Stockholders, and at any adjournment or postponement thereof. The proposals to be voted on are described in this Proxy Statement.
The mailing address of our principal executive offices is Titan Machinery Inc., 644 East Beaton Drive, West Fargo, North Dakota 58078. We expect that this Proxy Statement, the related proxy card, and the Notice of Annual Meeting of Stockholders will first be mailed to our stockholders on or about May 7, 2015.
GENERAL INFORMATION

Purpose of the Annual Meeting
At the Annual Meeting, our stockholders will act upon the following proposals outlined in the Notice of Annual Meeting of Stockholders:

Proposal 1 - Election of Directors

Proposal 2 - Advisory Vote to Approve the Company's Executive Compensation

Proposal 3 - Ratification of Independent Registered Public
                     Accounting Firm

Following this, management of the Company will give a business update. Management will be available to respond to questions from stockholders.

What is a Proxy?
It is your legal designation of another person to vote the stock you own in the manner you direct. That other person is called a proxy. You may designate someone as your proxy in a written document, typically with a proxy card. We have authorized members of our senior management designated by the Board and named in your proxy card to represent you and to vote your shares as instructed. The proxies also may vote your shares at any adjournments or postponements of the Annual Meeting.

What is a Proxy Statement?	It is a document we give you when we are soliciting your designation of a proxy pursuant to Securities and Exchange Commission ("SEC") rules and regulations.

Stockholder of Record	If your shares are registered in your name with our transfer agent, Wells Fargo Shareowner Services, you are a stockholder of record with respect to those shares.

Shares held in "Street Name"
If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in "street name." Your bank or broker is considered the stockholder of record for purposes of voting at the Annual Meeting, but you, as the beneficial owner, have the right to direct your bank or broker on how to vote the shares held in your account.

Number of Shares Required to be Present to Hold the Annual Meeting
In order to conduct the Annual Meeting, holders of a majority of the shares entitled to vote as of the close of business on the record date, April 9, 2015, must be present in person or by proxy. This constitutes a quorum. Your shares are counted as present if you attend the Annual Meeting and vote in person, or if you vote by proxy. Shares represented by proxies that include abstentions and broker non-votes (described below)will be counted as present for purposes of establishing a quorum. If a quorum is not present, we will adjourn the Annual Meeting until a quorum is obtained.

Proxy Solicitation and Cost
The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding that material to beneficial owners of the Company's common stock, will be borne by the Company. Directors, officers and employees of the Company may, without compensation other than their regular remuneration, solicit proxy votes personally or by telephone.

VOTING INFORMATION

Voting Methods
Shares Held of Record. All stockholders of record may vote by telephone, internet, or mail as described in the written proxy card or may vote in person at the Annual Meeting.

Shares Held In Street Name. If your shares are held in "street name" you must instruct the record holder of your shares (i.e., your broker or bank) in order to vote. If your shares are held in "street name" and you want to attend the meeting and vote in person, you must obtain a legal proxy document from the record holder of your shares and bring it to the Annual Meeting.

Revoking Your Proxy or Changing Your Vote
Any stockholder giving a proxy designation may revoke it at any time prior to its use at the meeting by giving written notice of such revocation to the Secretary of the Company or by attending and voting at the meeting.

Proposal 1 - Election of Directors (page 8) The Board recommends that stockholders vote FOR the election of each nominee.
The Board has nominated two candidates for election to our Board of Directors. On the vote to elect directors, stockholders may:
•
Vote FOR one or more of the nominees;
•
WITHHOLD votes as to one or more of the nominees.

Directors will be elected by plurality of the votes cast. This means that the two nominees who receive the greatest number of "FOR" votes cast will be elected as directors. If you "WITHHOLD" authority to vote with respect to any director nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee.

Proposal 2 - Advisory Vote to Approve the Company’s Executive Compensation (page 21) The Board recommends that stockholders vote FOR the approval of the Company’s executive compensation.
The Board is seeking an advisory vote to approve the Company’s executive compensation. On the advisory vote on executive compensation (commonly referred to as "Say-on-Pay"), stockholders may:
• Vote FOR the proposal;
• Vote AGAINST the proposal; or
• ABSTAIN from voting on the proposal.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required to approve Proposal 2.

An "ABSTAIN" vote has the same effect as an "AGAINST" vote on Proposal 2.

Your vote on Proposal 2 is an advisory vote to approve the compensation of our named executive officers (as defined below under "Executive Compensation"). The Board will consider the results of this advisory vote when considering future executive compensation decisions.

Proposal 3 - Ratification of Independent Registered Public Accounting Firm (page 25) The Board recommends that stockholders vote FOR ratification of the selection of Deloitte & Touche LLP.
The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending January 31, 2016. The Board is seeking stockholder ratification of this appointment. On the vote to ratify the appointment of Deloitte & Touche LLP, stockholders may:
• Vote FOR the proposal;
• Vote AGAINST the proposal; or
• ABSTAIN from voting on the proposal.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required to approve Proposal 3.

An "ABSTAIN" vote has the same effect as an "AGAINST" vote on Proposal 3.

What if I do not specify a choice for a matter when returning a proxy?
Stockholders should specify their choice for each proposal on their proxy card. If no specific voting instructions are given, proxies that are signed and returned will be voted as follows:
• FOR the election of all director nominees;
• FOR the advisory approval of the compensation of our named executive officers;
• FOR the ratification of the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.

Broker Non-Votes
A "broker non-vote" occurs when a broker has not received voting instructions from the beneficial owners of shares held in street name, and the broker does not have, or declines to exercise, discretionary authority to vote those shares. (Brokers generally have authority to vote on "routine matters," as determined by applicable self-regulatory organizations governing that broker). "Broker non-votes" have the following effect:
• Your shares will be counted as present for the purposes of determining whether there is a quorum at the Annual Meeting.
• Your shares will not be counted as votes FOR or WITHHOLD authority for the election of the director nominees at the Annual Meeting.
• Your shares will not be counted as votes FOR, AGAINST, or ABSTAIN on Proposal 2 ("Say-on-Pay") and Proposal 3 ("Ratification of Auditor").

OUTSTANDING SHARES AND VOTING RIGHTS
The Board has fixed April 9, 2015 as the record date for determining stockholders entitled to vote at the Annual Meeting. Persons who were not stockholders on such date will not be allowed to vote at the Annual Meeting. There were 21,397,231 shares of the Company's Common Stock issued and outstanding at the close of business on April 9, 2015. The Common Stock is the only outstanding class of capital stock of the Company entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. No holders of any capital stock of the Company are entitled to cumulative voting rights.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table sets forth, as of April 9, 2015, certain information regarding beneficial ownership of our Common Stock by:

•	Each person known to us to beneficially own 5% or more of our Common Stock;

•
Each executive officer (as that term is defined under the rules and regulations of the SEC) named in the Summary Compensation Table on page 19, who are collectively referred to herein as our "named executive officers";

•	Each of our directors (including nominees); and

•	All of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to the shares of Common Stock set forth opposite the stockholder's name. We have based our calculation of the percentage of beneficial ownership on 21,397,231 shares of Common Stock outstanding on April 9, 2015. Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Titan Machinery Inc., 644 East Beaton Drive, West Fargo, North Dakota 58078.

Name of Beneficial Owner	Number	Percent of Class
5% Beneficial Owners:
Invesco Ltd.	4,016,472	18.80%
1555 Peachtree Street NE
Atlanta, GA 30309 (1)
FMR LLC	3,211,980	15.00%
245 Summer Street
Boston, MA 02210 (2)
Huber Capital Management, LLC	1,753,293	8.19%
2321 Rosecrans Ave., Suite 3245
El Segundo, CA 90245 (3)
Names of Executive Officers and Directors/Nominees:
David Meyer (4)	3,007,258	14.02%
Peter Christianson (5)	712,663	3.32%
Mark Kalvoda (6)	49,433	*
John Bode (7)	26,290	*
Tony Christianson (8)	312,225	1.46%
Theodore Crosbie (9)	4,720	*
Stanley Dardis (10)	12,266	*
James Irwin (11)	15,956	*
Richard Mack	—	*
James Williams (12)	59,124	*
Theodore Wright (13)	13,869	*
All executive officers and directors/nominees as a group (11 persons) (14)	4,213,804	19.56%
* Less than one percent.

(1)
This information is based on the Schedule 13G/A filed with the SEC by Invesco Ltd. on February 10, 2015. Invesco Ltd., as parent company of various subsidiaries listed in the Schedule 13G/A, may be deemed to beneficially own the shares held by such subsidiaries.

(2)
This information is based on the Schedule 13G/A filed with the SEC by FMR LLC on February 13, 2015. FMR LLC, as parent company of various subsidiaries listed in the Schedule 13G/A, may be deemed to beneficially own the shares held by such subsidiaries.

(3)
This information is based on the Schedule 13G filed with the SEC by Huber Capital Management, LLC on February 12, 2015, as an investment advisor with regard to shares held by Huber Capital in the discretionary accounts of certain of its clients.

(4)
Includes 2,200,000 shares held by the Meyer Family Investment Limited Partnership, over which Mr. Meyer has shared voting and investment control. Also includes 53,000 shares that may be purchased upon exercise of stock options by Mr. Meyer that were exercisable as of April 9, 2015, or within 60 days of such date. Also includes 31,938 restricted shares held by Mr. Meyer that are subject to risk of forfeiture.

(5)
Includes 53,000 shares that may be purchased upon exercise of stock options by Mr. Christianson that were exercisable as of April 9, 2015, or within 60 days of that date. Includes 551,285 shares beneficially owned by C.I. Farm Power, Inc. Mr. Christianson may be deemed to be the beneficial owner of such shares by virtue of his status as a controlling stockholder of C.I. Farm Power, Inc. Also includes 31,938 restricted shares held by Mr. Christianson that are subject to risk of forfeiture.

(6)
Includes 16,666 shares that may be purchased upon exercise of stock options by Mr. Kalvoda that were exercisable as of April 9, 2015, or within 60 days of that date. Also includes 24,287 restricted shares held by Mr. Kalvoda that are subject to risk of forfeiture.

(7)
Includes 7,334 shares that may be purchased upon exercise of stock options by Mr. Bode that were exercisable as of April 9, 2015, or within 60 days of that date. Also includes 3,863 restricted shares held by Mr. Bode that are subject to risk of forfeiture.

(8)
Includes 200,000 shares beneficially owned by Adam Smith Fund, LLC, 87,531 shares beneficially owned by Adam Smith Companies, LLC, 6,071 shares beneficially owned by Cherry Tree Companies, LLC and 2,667 shares that may be purchased upon exercise of stock options that were exercisable as of April 9, 2015, or within 60 days of that date. Mr. Christianson may be deemed to share beneficial ownership of shares held beneficially by Adam Smith Fund, LLC, Adam Smith Companies, LLC, and Cherry Tree Companies, LLC, by virtue of his status as a controlling owner of those entities. Mr. Christianson expressly disclaims beneficial ownership of any shares held by Adam Smith Fund, LLC, Adam Smith Companies, LLC, and Cherry Tree Companies, LLC, except to the extent of his pecuniary interest in such entities. Also includes 3,863 restricted shares held by Mr. Christianson that are subject to risk of forfeiture.

(9)	Includes 4,720 restricted shares held by Dr. Crosbie that are subject to risk of forfeiture.

(10)	Includes 1,500 shares held by Mr. Dardis' revocable living trust. Also includes 3,863 restricted shares held by Mr. Dardis that are subject to risk of forfeiture.

(11)	The 15,956 shares of common stock are held by the James Irwin Revocable Trust, which amount includes 3,863 restricted shares that are subject to risk of forfeiture.

(12)
Includes 8,334 shares that may be purchased upon exercise of stock options by Mr. Williams that were exercisable as of April 9, 2015, or within 60 days of this date. Also includes 3,863 restricted shares held by Mr. Williams that are subject to risk of forfeiture.

(13)	Includes 3,863 restricted shares held by Mr. Wright that are subject to risk of forfeiture.

(14)
Includes 141,001 shares that may be purchased upon exercise of options that were exercisable as of April 9, 2015, or within 60 days of that date. Also includes 116,061 restricted shares held by our executive officers and directors that are subject to risk of forfeiture.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. These officers, directors and greater than ten percent stockholders ("Insiders") are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations from Insiders that no reports were required, the Company believes that during the fiscal year ended January 31, 2015, all Form 3, Form 4 and Form 5 filing requirements were met.

BOARD OF DIRECTORS
The Governance Committee has recommended, and the Board has approved, that the number of Class II directors be reduced from three (3) to two (2) and the total number of directors be set at eight (8), to become effective as of the Annual Meeting.The Board consists of three classes of directors: three directors who hold office until the 2015 Annual Meeting (Class II Directors); three directors who hold office until the 2016 Annual Meeting (Class III Directors); and three directors who hold office until the 2017 Annual Meeting (Class I Directors) or, in all cases, until their successors are elected and qualified.
The Governance Committee has recommended, and the Board has approved, Theodore Crosbie and Richard Mack as director nominees for the two (2) Class II director positions to be elected at the 2015 Annual Meeting.
The following information states the principal occupations for at least the past five years of the 2015 nominees and the remaining directors whose terms will continue beyond the Annual Meeting:

2015 Nominees Upon election, these Directors will Hold Office Until The 2018 Annual Meeting	Age	Position/Committee Membership/Biography
Dr. Theodore Crosbie	64	Director; Governance/ Nominating Committee

Dr. Crosbie has been a director since August 1, 2014. Dr. Crosbie retired from Monsanto Company in March 2014, after serving the company in various positions since 1996, including as Vice President of Integrated Farming Systems (2010-2014) and Vice President of Global Plant Breeding of Monsanto Agricultural Sector (1998 - 2010). In addition, Dr. Crosbie has served in various public service positions, including as the Chief Technology Officer for the State of Iowa from 2005 to the present. Dr. Crosbie also currently serves on the board of Renewable Energy Group. Among other attributes, skills and qualifications, the Board believes that Dr. Crosbie is uniquely qualified to serve as a director based on his 35 years of experience leading major seed company research programs as well as several company and commercial operations and his experience farming.

Richard Mack	47	Director Nominee

Since June 2014, Mr. Mack has served as Executive Vice President and Chief Financial Officer at The Mosaic Company, a leading international producer and marketer of phosphate and potash crop nutrients. Mr. Mack previously held the position of Senior Vice President, General Counsel and Corporate Secretary for Mosaic from the date of its initial public offering in 2004, and was promoted to Executive Vice President in 2009. In the decade prior to Mosaic's formation, he served in various legal capacities at Cargill, Incorporated, and was a founding executive of Mosaic and Cargill Ventures. Mr. Mack is also the founding executive and sponsor of Streamsong Resort, which is owned by Mosaic, and is a director of the Wa’ad Al Shamal Phosphate Company in Saudi Arabia. Among other attributes, skills and qualifications the Board believes that Mr. Mack is uniquely qualified to serve as a director based on his experience as a public company executive, his familiarity with public company finance, financial statements, and capital markets, and his knowledge of corporate governance, agri-business markets, acquisition and operating strategies, and international business.

Directors Who Hold Office Until The 2016 Annual Meeting	Age	Position/Committee Membership/Biography
John Bode	67	Director; Chair of Audit Committee

Mr. Bode has been a director since 2005. Mr. Bode is a retired partner of KPMG, LLP with over 34 years of experience in public accounting. Mr. Bode was elected to the partnership of KPMG, LLP in 1981 and retired in 2005. Mr. Bode also currently serves on the board of The Valspar Corporation. Among other attributes, skills and qualifications, the Board believes that Mr. Bode is uniquely qualified to serve as a director, chair of the Company's Audit Committee and one of its Audit Committee financial experts in light of his ability to understand generally accepted accounting principles, internal controls over financial reporting and disclosure controls and procedures, and his experience in analyzing and evaluating financial statements of public companies generally and of companies similar to the Company, particularly from an auditor's perspective.

Stanley Dardis	65	Director; Chair of Compensation Committee; Governance/Nominating Committee

Mr. Dardis has been a director since October 1, 2010. From 1998 to his retirement in 2010, Mr. Dardis served as Chief Executive Officer and Director of Bremer Financial Corporation, a bank holding company composed of nine bank subsidiaries, a trust company, and an insurance company, headquartered in St. Paul, Minnesota. Among other attributes, skills and qualifications, the Board believes that Mr. Dardis is uniquely qualified to serve as a director based on his experience in the financial services and investment industries, as well as his experience as a public and private company director, which provides the Board with a seasoned view of financing, investment, acquisition and operating strategies, public company regulatory compliance issues, and investor relations.

David Meyer	62	Board Chair and Chief Executive Officer

Mr. Meyer is our Board Chair and Chief Executive Officer. Mr. Meyer worked for JI Case Company in 1975. From 1976 to 1980, Mr. Meyer was a partner in a Case/New Holland Dealership with locations in Lisbon, North Dakota and Wahpeton, North Dakota. In 1980, Mr. Meyer, along with a partner, founded Titan Machinery Inc. Mr. Meyer has served on both the Case CE and CaseIH Agriculture Dealer Advisory Boards. Mr. Meyer is the past chairman and current board member of the North Dakota Implement Dealers Association. Among other attributes, skills and qualifications, the Board believes that Mr. Meyer is uniquely qualified to serve as a director and the Board's Chair because he is the person most familiar with the Company's history, business and industry, and is capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.

Directors Who Hold Office Until The 2017 Annual Meeting	Age	Position/Committee Membership/Biography
Tony Christianson	62	Director

Mr. Tony Christianson has been a director since January 2003 and was a founder of Titan Machinery LLC. Since 1981, Mr. Christianson has been the Chairman of Cherry Tree Companies, an affiliated group of investment banking and wealth management firms in Minneapolis, Minnesota. Affiliates of Cherry Tree Companies act as the general partner of Adam Smith Fund, LLC. Mr. Christianson also currently serves as a director of Arctic Cat, Inc., a manufacturer of snowmobiles and related equipment. Mr. Christianson served as a director for the following public companies during the last 5 years: The Dolan Company, Peoples Educational Holdings, Inc., and Williston Holding Company. Tony Christianson and Peter Christianson, our President and one of our directors, are brothers. Among other attributes, skills and qualifications, the Board believes that Mr. Tony Christianson is uniquely qualified to serve as a director based on his experience in the financial services and investment industries, as well as his experience as a public and private company director, which provides the Board with a seasoned view on financing, investment, acquisition and operating strategies, public company regulatory compliance issues, and investor relations.

James Irwin	72	Lead Independent Director; Compensation Committee; Governance/Nominating Committee

Mr. Irwin has been a director since 2005 and currently serves as Lead Independent Director of the Board. Mr. Irwin is a former vice president of Case IH's North American Agricultural Business, with over 40 years of experience in various executive positions at Case New Holland ("CNH") prior to his retirement in January 2005. Among other attributes, skills and qualifications, the Board believes that Mr. Irwin is uniquely qualified to serve as a director based on his experience in the agricultural industry, his tenure with CNH, the Company's largest supplier, his executive management experience, and his ability to assist the Company in managing its relationship with CNH and other important industry participants.

Theodore Wright	52	Director; Compensation Committee; Audit Committee

Mr. Wright has been a director since 2009. Since February 2011, Mr. Wright has served as Chief Executive Officer of Conn's, Inc., a specialty retailer of home appliances, consumer electronics, computers, furniture and mattresses, and lawn and garden products. Mr. Wright has served as a director of Conn's since 2003, including as its Board Chair since December 2010. Mr. Wright served as President of Sonic Automotive, Inc., a New York Stock Exchange listed and Fortune 300 automotive retailer, from 2002 to 2004, and prior to that he served as its Chief Financial Officer from its formation in 1997. From 1995 to 1997, Mr. Wright was a Senior Manager in Deloitte & Touche LLP's Columbia, South Carolina office. From 1994 to 1995, Mr. Wright was a Senior Manager in Deloitte & Touche LLP's National Office Accounting Research and SEC Services Department. Mr. Wright is also the principal owner of a construction and agriculture equipment rental business, and he owns and operates a farm and ranch. Among other attributes, skills and qualifications, the Board believes that Mr. Wright is uniquely qualified to serve as a director because of his familiarity with operating issues in an industry with substantially similar opportunities and challenges as the one in which the Company operates, as well as his experience as a public company executive and director and his accounting expertise, which provides the Company's Audit Committee and Board with additional familiarity with generally accepted accounting principles, internal controls over financial reporting, and disclosure controls and procedures, and experience in analysis and evaluation of financial statements of public companies generally and of companies similar to the Company.

ELECTION OF DIRECTORS
(PROPOSAL 1)
2015 Director Nominees
The Governance/Nominating Committee recommended to the Board that the following persons be nominated and elected as directors:

Theodore Crosbie
Richard Mack
Dr. Crosbie is currently a director whose term expires at the upcoming 2015 Annual Meeting. Mr. Mack initially reached out to the Company and engaged in preliminary discussions with the Board Chair regarding his interest in serving on the Board. Following these preliminary discussions, the Board Chair referred Mr. Mack's potential candidacy to the Governance/Nominating Committee for review and consideration, and the Governance/Nominating Committee conducted a detailed interview process. Each of the nominees has consented to being named as a nominee. If elected, each nominee will serve a three-year term until the 2018 Annual Meeting or until his successor is elected and qualified. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the Board to fill the vacancy.
The Board recommends that you vote "FOR" each of the nominees to the Board of Directors set forth in this Proposal 1.
NON-EMPLOYEE DIRECTOR COMPENSATION
Our non-employee directors receive cash and restricted stock grants as compensation for their service as directors pursuant to our Non-Employee Director Compensation Plan, which in fiscal 2015, was as follows:

	Cash Retainer ($)	Restricted Stock Awards ($)
Compensation for each non-employee director	50,000	70,000
Additional cash retainers:
Audit Committee Chair	25,000
Compensation Committee Chair	10,000
Governance Committee Chair	10,000
Lead Independent Director	15,000
We also reimburse our non-employee directors for reasonable expenses incurred in connection with their services as directors. The restricted stock awards are granted on June 1 of each year (or the first business day thereafter), and vest on the earlier of the next Annual Meeting date or the one-year anniversary of the grant date. Directors who serve on the Board for only a portion of the year receive a prorated cash retainer and restricted stock award, the equity component of which is granted on the first available grant date following the director's effective start date and has the same vesting date as awards to full-year directors. Directors who terminate service as a director also receive a prorated cash retainer, however, any unvested restricted stock is forfeited, unless the reason for termination is death, in which case the award immediately vests.
The following table provides compensation information for our non-employee directors during fiscal 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	Total ($)
John Bode	75,000	70,000	145,000
Tony Christianson	50,000	70,000	120,000
Theodore Crosbie (1)	25,000	58,339	83,339
Stanley Dardis	60,000	70,000	130,000
James Irwin	65,000	70,000	135,000
James Williams	60,000	70,000	130,000
Theodore Wright	50,000	70,000	120,000

(1)	Dr. Crosbie was appointed to the Board effective August 1, 2014, and received prorated compensation for fiscal 2015.

(2)
These amounts represent the grant date fair value for each grant awarded in fiscal 2015, valued in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 718, Compensation—Stock Compensation. For all directors other than Dr. Crosbie, each director received 3,863 restricted shares based on the $18.12 closing price on the grant date of June 2, 2014. Dr. Crosbie was appointed effective August 1, 2014, and received a prorated stock award based on the remaining number of months until the 2015 Annual Meeting, or $58,339. Based on the $12.36 closing price on the grant date (September 2, 2014) for Dr. Crosbie's equity award, he received 4,720 restricted shares.

STOCK OWNERSHIP/RETENTION GUIDELINES
Directors
In order to align director and stockholder interests, directors are encouraged to become stockholders of the Company. In furtherance of this goal, our restricted stock agreements with our non-employee directors require that the restricted shares received must be held by the director and not sold during his term of service.
Executive Officers
We do not have any stock retention or ownership guidelines for our executive officers, given Mr. Meyer's and Mr. Peter Christianson's substantial ownership stake in our Company. We will, however, continue to evaluate whether to implement a stock ownership policy for our executive officers.
Trading Restrictions
Our insider trading policy prohibits our directors and executive officers from trading our securities on a short-term basis and requires that any Company Common Stock purchased in the open market be held for a minimum of six months. This policy also requires that company personnel not "margin" or "sell short" Company Common Stock, buy or sell put or call options on Company Common Stock, or otherwise engage in speculative or hedging transactions in the Company's Common Stock.
CORPORATE GOVERNANCE
Board Leadership Structure
David J. Meyer serves in the combined role of Board Chair and Chief Executive Officer. The Board believes that this combined role is in the best interests of the Company and its stockholders for the reasons discussed below.
Mr. Meyer possesses unique familiarity with the Company's history, business and industry, making him most capable of effectively leading discussions among directors of diverse backgrounds and experience regarding the Company's operations and strategy. As the Chief Executive Officer, Mr. Meyer has responsibility for overseeing the Company’s day-to-day operations. He must continually possess a comprehensive knowledge of the Company’s business, including the Company’s opportunities and challenges. Mr. Meyer is in the best position to prioritize the Board's agenda items, identify issues to bring to the Board, and to lead the development of the Board’s strategic plans. We feel that certain other practices initiated by the Board also secure independent oversight of management without the need to separate the roles of Chief Executive Officer and Board Chair. These include the adoption of a Lead Independent Director, our policy that all members of our standing committees are independent, and the policy that the Board and its committees hold regular executive sessions outside the presence of the Chief Executive Officer and other management.
James Irwin, an independent director, was selected by the Board to serve as the Lead Independent Director. The Lead Independent Director has the responsibility of presiding at all executive sessions of the Board, consulting with the Board Chair and Chief Executive Officer on Board and committee meeting agendas, maintaining frequent contact with the Board Chair and Chief Executive Officer, advising the Board Chair and Chief Executive Officer on the efficiency of the board meetings, and facilitating teamwork and communication among the non-employee directors and management.
Independence
Our Board has determined that six of our nine directors are independent directors, as defined by Rule 5605(a)(2) of the listing standards of the Nasdaq Stock Market. The six independent directors are: John Bode, Theodore Crosbie, Stanley Dardis, James Irwin, James Williams and Theodore Wright. Mr. Mack will become an independent director upon his election. In making this determination, the Board considered the recommendation of the Governance/Nominating Committee, as well as any related person transactions and other relationships.
Code of Ethics
The Board has approved a Code of Ethics that applies to all employees, directors and officers, including the principal executive officer, principal financial officer, principal accounting officer and controller. The Code of Ethics addresses such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest and insider trading. The Code of Ethics is available under "Corporate Governance" on the "Investor Relations" page of the Company's website at www.titanmachinery.com. Titan Machinery Inc. intends to include on its website at www.titanmachinery.com any amendment to, or waiver from, a provision of its Code of Ethics that applies to the principal executive officer, principal financial officer, principal accounting officer and controller that relates to any element of the code of ethics definition enumerated in Item 406(b) of SEC Regulation S-K.
Board's Role in Risk Oversight
Our enterprise risk management program identifies, prioritizes and monitors risks inherent in the operation of our business and the implementation of our business plan. The Board oversees this enterprise risk management program. In addition to the Board's oversight, each standing committee of the Board oversees the management of enterprise risks that fall within that committee's scope of responsibility. In performing these oversight functions, the Board and each committee has full access to management, as well as the ability to engage advisors. As appropriate, each committee reports back to the full Board on its respective review of applicable enterprise risks. Further, management reports directly to the Board and its committees on a quarterly basis regarding the implementation of the enterprise risk management program.
Stockholder Communications with the Board of Directors
Stockholders may communicate directly with the Board of Directors. All communications should be directed to the Company's Secretary at the address below:
Titan Machinery Inc. Board of Directors
Attention: Corporate Secretary
644 East Beaton Drive
West Fargo, North Dakota 58078
The communication should prominently indicate on the outside of the envelope the director or directors to whom it is directed. The Company's Secretary will forward the communications to all specified directors or, if no directors are specified, to the entire Board.
Directors' Attendance at Annual Meetings
Directors' attendance at annual meetings of stockholders can provide stockholders with an opportunity to communicate with directors about issues affecting the Company. The Board's policy is that, subject to unavoidable personal or business conflicts, directors shall attend stockholders' meetings. All of our directors attended the Annual Meeting of Stockholders held on May 29, 2014.
Board and Committees Meetings
During fiscal 2015, the Board held six meetings. The directors also participate in monthly telephonic conference calls with management for purpose of reviewing updates on financial performance and business operations. The independent directors meet in executive session at least quarterly. When appropriate, the Board takes formal action by written consent of all directors, in accordance with the Company's Certificate of Incorporation and Bylaws and Delaware law.
Our Board has three standing committees: the Audit Committee, the Compensation Committee, and the Governance/Nominating Committee. Members of such committees met formally and informally from time to time throughout fiscal 2015 on committee matters.
All directors attended 75% or more of the aggregate number of meetings of the Board and of committees of which each respective director was a member.
Committee Membership
The following table sets forth the membership of each of the Company's committees during fiscal 2015.

Audit Committee	Governance/Nominating Committee	Compensation Committee
John Bode (Chair)	James Williams (Chair)	Stanley Dardis (Chair)
James Williams	Theodore Crosbie	James Irwin
Theodore Wright	Stanley Dardis	Theodore Wright
James Irwin
Audit Committee
The Audit Committee acts pursuant to a written charter. The charter, which is reviewed annually by the Audit Committee, may be amended upon approval of the Board and was last amended on March 6, 2014. The Audit Committee charter is available under "Corporate Governance" on the "Investor Relations" page of our website at www.titanmachinery.com. Among other matters, our Audit Committee:

•	assists the Board of Directors in fulfilling its oversight responsibility to our stockholders and other constituents with respect to the integrity of financial statements;

•
appoints and has oversight over our independent auditors, determines the compensation of our independent auditors, reviews the independence and the experience and qualifications of our independent auditors' lead partner, and pre-approves the engagement of our independent auditors for audit and permitted non-audit services;

•	meets with the independent auditors and reviews the scope and significant findings of audits and meets with management and internal financial personnel regarding these findings;

•	reviews the performance of our independent auditors;

•
discusses with management, the manager of internal audit, and our independent auditors the adequacy and effectiveness of our financial and accounting controls, practices and procedures, the activities and recommendations of our auditors and our reporting policies and practices, and makes recommendations to the Board for approval;

•
establishes procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	prepares the audit committee report required by the SEC rules to be included in our annual Proxy Statement.
Our independent auditors, internal audit manager, and management have regular contact with our Audit Committee. The Audit Committee regularly reports to our Board respecting its actions, decisions and recommendations.
Our Board of Directors has determined that two members of the Audit Committee qualify as "audit committee financial experts," as defined under the SEC rules. These directors are John Bode and Theodore Wright. Each member of our Audit Committee satisfies the Nasdaq Stock Market independence standards and the independence standards of Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended. Each member of our Audit Committee possesses the financial qualifications required of Audit Committee members set forth in the Nasdaq Stock Market listing rules.
The Audit Committee met six times in fiscal 2015.
Governance/Nominating Committee
The Governance/Nominating Committee acts pursuant to a written charter. The charter, which is reviewed annually by the Governance/Nominating Committee, may be amended upon approval of the Board and was last amended on November 26,

2013. The Governance/Nominating Committee charter is available under "Corporate Governance" on the "Investor Relations" page of our website at www.titanmachinery.com.
Our Governance/Nominating Committee makes recommendations to our Board regarding candidates for directorships, the size and composition of our Board of Directors, and the organization and membership of our committees. In addition, our Governance/Nominating Committee oversees our code of ethics and other governance policies and matters. The Governance/Nominating Committee regularly reports to the Board respecting its actions, decisions and recommendations.
The Governance/Nominating Committee will review director nominees proposed by stockholders. Stockholders may recommend a nominee to be considered by the Governance/Nominating Committee by submitting a written proposal to the Chair of the Board of Directors at Titan Machinery Inc., 644 East Beaton Drive, West Fargo, North Dakota 58078. A consent signed by the proposed nominee agreeing to be considered as a director should accompany the written proposal. The proposal should include the name and address of the nominee, in addition to the qualifications and experience of said nominee. Please see the section below entitled "Stockholder Proposals" with regard to timing requirements for nominations made directly by a stockholder for consideration at an annual meeting of stockholders.
When selecting candidates for recommendation to the Board, the Governance/Nominating Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation. In evaluating director nominees, a candidate should have certain minimum qualifications, including the ability to read and understand basic financial statements, familiarity with our business and industry, high moral character and mature judgment, and the ability to work collegially with others. In addition, factors such as the following are also considered:

•	appropriate size and diversity of the Board;

•	needs of the Board with respect to particular talent and experience;

•	knowledge, skills and experience of a nominee;

•	legal and regulatory requirements;

•	appreciation of the relationship of our business to the changing needs of society; and

•	desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by a new member.
The Governance/Nominating Committee does not have a formal diversity policy at this time; however, as summarized above, the Governance/Nominating Committee seeks to nominate candidates with a diverse range of knowledge, experience, skills, expertise, and other qualities that will contribute to the overall effectiveness of the Board of Directors.
The Governance/Nominating Committee met five times in fiscal 2015.
Compensation Committee
The Compensation Committee acts pursuant to a written charter. The charter, which is reviewed annually by the Compensation Committee, may be amended by approval of the Board and was last amended on November 26, 2013. The Compensation Committee charter is available under "Corporate Governance" on the "Investor Relations" page of our website at www.titanmachinery.com.
The primary duties and responsibilities of the Compensation Committee include the following:

•
develop and periodically review with management the Company's philosophy of compensation, taking into consideration enhancement of stockholder value and the fair and equitable compensation of all employees;

•
review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, Chief Financial Officer and President, evaluate the performance of these officers in light of those goals and objectives, and set the compensation of these officers based on such evaluations;

•	determine and approve equity grants to directors and employees made pursuant to the Company's equity incentive plans;

•	develop, recommend to the Board, review and administer senior management compensation policy and plans, including incentive plans, benefits and perquisites;

•	develop, recommend, review and administer compensation plans for non-employee directors;

•	annually consider the relationship between the Company's strategic and operating plans and the various compensation plans for which the Committee is responsible;

•	periodically review with management, and advise the Board with respect to, employee deferred compensation plans;

•	periodically review with management and advise the Board with respect to employee benefits;

•	conduct periodic compensation risk assessments, as further discussed below; and

•
review and discuss with management the Compensation Discussion and Analysis ("CD&A") required by SEC rules. Based on such review and discussion, the Committee determines whether to recommend to the full Board that the CD&A be included in the annual report or Proxy Statement.

Our Chief Executive Officer, Chief Financial Officer, and President do not participate in the Compensation Committee's deliberations or decisions regarding their own compensation. The Compensation Committee also provides input to our Chief Executive Officer on compensation for our other officers and employees, but compensation levels for those officers and employees and the corporate goals and objectives relating to compensation are set by our Chief Executive Officer. The Compensation Committee regularly reports to the Board respecting its actions, decisions and recommendations. The Compensation Committee does not have authority to delegate any of its duties or responsibilities.
The Compensation Committee has conducted a risk assessment of our employee compensation programs, including our executive compensation programs. The Compensation Committee has concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not incent executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Each member of the Compensation Committee satisfies the Nasdaq Stock Market independence standards.
The Compensation Committee met four times in fiscal 2015.
COMPENSATION DISCUSSION AND ANALYSIS
In the following Compensation Discussion and Analysis, we describe the material elements of the compensation awarded to, earned by or paid to David J. Meyer, our Chief Executive Officer, Peter Christianson, our President, and Mark Kalvoda, our Chief Financial Officer. In this Proxy Statement, we refer to Messrs. Meyer, Christianson and Kalvoda as our "named executive officers."
Executive Summary
Key Compensation Highlights for Fiscal 2015

•	Commencing with fiscal 2015, we incorporated into our long-term equity incentive program performance-based restricted stock units ("Performance Based RSUs") for Mr. Meyer and Mr. Christianson.

•
Our annual performance cash bonus program was modified for fiscal 2015 to be entirely performance-based for our named executive officers and other executive management. In fiscal 2015 our named executive officers and other executive management did not receive an annual performance bonus.

•	We compared our compensation program and the compensation of our named executive officers with our peer group, and concluded that our current executive compensation is reasonable and appropriate.
We believe that our compensation changes implemented in fiscal 2015 will further align the interests of our named executive officers with our stockholders, with approximately 60% of the total realizable compensation for our Chief Executive Officer and President being performance-based.
We are committed to considering our Stockholders' views on executive compensation
We receive direct feedback from stockholders on our compensation programs through the advisory vote on the compensation paid to our named executive officers (commonly known as a "say-on-pay" vote). We hold the "say-on-pay" vote at each annual meeting. At our 2014 Annual Meeting of Stockholders, the say-on-pay proposal received 98.1% approval, indicating strong stockholder support for our approach to executive compensation. Our Compensation Committee will continue to monitor our stockholders' views with respect to our executive compensation practices and take those views into account when making decisions regarding executive compensation.

Compensation Objectives and Philosophy
We have designed our compensation programs with the following objectives:

•	There should be an appropriate relationship between executive compensation and our short-term and long-term success, including creation of stockholder value.

•	Our compensation program should be designed and implemented in a manner that will attract, retain and motivate executives of outstanding ability.

•	Total compensation opportunities should be competitive within the industry and other comparable companies but also consistent with our conservative and prudent approach to executive compensation.
Our Executive Compensation Compares Very Favorably with our Peer Group.
Our Compensation Committee performed a peer group analysis of the target total direct compensation of our named executive officers, consisting of base salary, annual performance bonus, the grant date fair value of restricted stock equity awards and the target value for performance based RSUs. The total direct compensation of our Chief Executive Officer in fiscal year 2015 was in the bottom quartile of the benchmark data of the U.S. companies in our peer group, supporting our Compensation Committee's belief that our executive compensation is conservative.
The results of the peer group analyses are considered important by the Compensation Committee. However, the Compensation Committee does not target compensation at a particular benchmark of the peer group analysis or otherwise make any determination of, or change to, compensation in reaction to market data alone. Rather, the Compensation Committee uses this information as one of several considerations to make its judgments and determinations of appropriate compensation levels.
Role of Compensation Committee and Named Executive Officers in Setting Compensation
Our Compensation Committee sets the compensation for Messrs. Meyer, Christianson and Kalvoda. None of these individuals makes recommendations or participates in the discussions and decisions respecting his own compensation. Mr. Meyer provides input to the Compensation Committee on Mr. Christianson's and Mr. Kalvoda's compensation. Our Chief Executive Officer and President evaluate the performance of all other executive officers and work with the Compensation Committee to set the compensation for those executive officers.
Consideration of Tax and Accounting Implications
In setting executive officer compensation, we are generally aware of the tax implications under Sections 162(m) and 409A of the Internal Revenue Code or compensation expense charges under ASC 718, Compensation-Stock Compensation, and we may consider these factors when making future compensation decisions. Section 162(m) of the Internal Revenue Code restricts the ability of publicly held companies to take a federal income tax deduction for compensation paid to certain of their executive officers to the extent that compensation exceeds $1 million per covered officer in any fiscal year. However, this limitation does not apply, among other things, to compensation that is performance-based. Our annual performance bonus program and the Performance-Based RSUs (awarded to Mr. Meyer and Mr. Christianson) are designed to be performance-based compensation exempt from the Section 162(m) limitation. We may determine to award compensation that does not qualify as performance based compensation exempt from the Section 162(m) limitation, if appropriate.
Peer Group
In fiscal 2014, the Compensation Committee retained a compensation consultant to develop the Company's peer group for compensation benchmarking purposes. The Compensation Committee did not retain the compensation consultant to review the peer group in fiscal 2015, but the Committee conducted its own review and concluded that the peer group was still appropriate. The Company’s executive officers did not participate in the selection of the companies for inclusion in the peer group. The peer group is stated as follows:

Alamo Group, Inc.	Rent-A-Center, Inc.
Asbury Automotive Group, Inc.	Rocky Mountain Dealerships, Inc.
Cervus Equipment Corporation	Rush Enterprises, Inc.
Finning International Inc.	Strongco Corporation
H&E Equipment Services Inc.	Toromont Industries Ltd.
hhgregg, Inc.	Tractor Supply Company
Lithia Motors Inc.	United Rentals, Inc.

Executive Compensation Components for Fiscal 2015
The principal elements of our executive compensation program for fiscal 2015 were:

•	Base Salary;

•	Annual Performance Bonus;

•	Long-Term Equity Incentive Compensation; and

•	Perquisites and other Employee Benefits.
In allocating compensation across these elements, the Compensation Committee does not follow any strict policy or guidelines. However, consistent with the general compensation objectives and philosophies outlined above, the Compensation Committee sought to place a meaningful percentage of an executive's compensation at risk, subject to achievement of specific performance objectives and long-term equity value creation. In addition, the Compensation Committee generally places a greater proportion of total compensation at risk for our Chief Executive Officer and our President, based on their greater responsibility for, and ability to influence, overall Company performance.
Base Salary
Base salary provides executives with a fixed, regular, non-contingent earnings stream. We provide competitive base salaries to our named executive officers in recognition of their job responsibilities. In addition to competitive data, we consider individual work experience, leadership, time in position, performance of our Company (based upon achievement of strategic initiatives) and job performance of each executive officer. As a result of the Compensation Committee's evaluation of these factors, the Compensation Committee may adjust base salaries to better align individual compensation with comparative market compensation, to provide merit increases based upon individual or Company achievement, or to account for changes in roles and responsibilities. The Compensation Committee reviews each executive officer's salary following the close of each fiscal year.
As of January 31, 2015, the annual base salary for Messrs. Meyer and Christianson was $500,000 and Mr. Kalvoda's base salary was $310,000. The Compensation Committee and the named executive officers have agreed that the base salaries for Messrs. Meyer, Christianson, and Kalvoda, will be reduced by 5% for fiscal 2016, in response to challenging industry conditions.
Annual Performance Bonus
We establish competitive annual performance bonus opportunities for our named executive officers that:

•	motivate attainment of short-term goals; and

•	link annual cash compensation to achievement of the annual priorities and key objectives of the business.
Under our fiscal 2015 Executive Bonus Plan, Messrs. Meyer, Christianson, and Kalvoda were eligible for and earned cash bonuses as follows:

	Percent of Base Salary Eligible for Cash Bonus	Eligible Max Cash Bonus Amount	Bonus Earned	Bonus Earned as a % of Maximum
David Meyer	200%	$1,000,000	$—	0.0%
Peter Christianson	200%	$1,000,000	$—	0.0%
Mark Kalvoda	90%	$279,000	$—	0.0%
The fiscal 2015 annual performance bonus plan provided that the "Eligible Max Cash Bonus Amount" set forth above (hereafter the "Eligible Bonus Amount") would be allocated among three categories as described below:

Performance Category	% Allocation of Eligible Bonus Amount
Pre-Tax Income (1)	40%
Total Sales	30%
Return on Assets (1)	30%

(1)
The Pre-Tax Income and Return on Assets performance goals for the fiscal 2015 annual bonus plan were based on the Company's adjusted pre-tax income, calculated as GAAP loss before income taxes adjusted for charges for realignment/store closing costs, Ukraine foreign currency remeasurement losses, and impairment of intangibles and long-lived assets.

Within each performance category, the Compensation Committee established threshold goals, target goals, and maximum goals. If the threshold goal was not satisfied for any financial performance category, then no bonus was payable for that category. If the actual performance for any financial performance category exceeds the threshold, then the percentage of bonus payable for that category is calculated proportionately based on where the actual performance falls within the range of the pre-determined goals. The annual performance bonus is paid in cash.
The following discusses the details of the bonus for each performance category:
1.Pre-Tax Income
The goals and percentage of bonus payable at each goal level are stated below:

	Pre-Tax Income Goals	% of Bonus Amount Payable
Threshold	$28,007,563	1.8%
Target	$37,343,417	50%
Maximum	$44,812,100	100%
Our fiscal 2015 adjusted pre-tax income was $2,274,00, which is below the threshold goal. Therefore, our named executive officers did not receive a cash bonus attributable to pre-tax income. A reconciliation of fiscal 2015 loss before income taxes to adjusted pre-tax income is contained in exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on April 15, 2015.
2.    Total Sales
The goals and percentage of bonus payable at each goal level are stated below:

	Total Sales Goals	% of Bonus Amount Payable
Threshold	$1,929,762,065	4.5%
Target	$2,144,180,072	50%
Maximum	$2,358,598,079	100%
Our fiscal 2015 total sales was $1,900,246,000, which was below the threshold goal. Therefore, our named executive officers did not receive a cash bonus attributable to total sales.
3.    Return on Assets
We define return on assets as our adjusted pre-tax income (excluding short-term executive incentive compensation expense) divided by our monthly average total assets. The goals and percentage of bonus payable at each goal level are stated below:

	Return on Assets Goals	% of Bonus Amount Payable
Threshold	2.4%	10%
Target	2.7%	50%
Maximum	3.0%	100%
Our return on average assets was 0.2%, which was below the threshold goal. Therefore our named executive officers did not receive a cash bonus attributable to return on assets.
Long-Term Equity Incentive Awards
We establish competitive long-term incentive opportunities for our named executive officers that:

•	motivate achievement of long-term operational goals and increased total shareholder return; and

•	align the interests of participants with stockholders.
Under the terms of their respective employment agreements, each of Mr. Meyer and Mr. Christianson is entitled to receive an equity incentive award on June 1 (or the first business day thereafter) of each year in an amount determined by dividing his annual base salary in effect on the date of grant by the closing sale price of the Company's common stock on the date of grant, under such terms as determined by the Compensation Committee. For fiscal 2015, the long-term equity awards to the Chief Executive Officer and President consisted of Performance Based RSUs (50%) and time-vested restricted stock (50%) as discussed below. Under the terms of his employment agreement, Mr. Kalvoda is entitled to receive an equity incentive award on June 1 (or the first business day thereafter) of each year in an amount determined annually by the Compensation Committee, under such terms as established by the Compensation Committee. Mr. Kalvoda received a time-vested restricted stock award as discussed below. The equity incentive awards granted to each of named executive officers were made on June 2, 2014.
Restricted Stock Grant.
50% of the total long-term equity incentive award for each of Mr. Meyer and Mr. Christianson was in the form of time-vested restricted stock. Accordingly, each of Mr. Meyer and Mr. Christianson received $250,002 of restricted stock (13,797 shares at $18.12 per share) on June 2, 2014. One-third of the restricted stock vests on each of April 1, 2015, 2016 and 2017, respectively. Mr. Kalvoda was granted 11,038 shares of restricted stock (with a value of $200,009) on June 2, 2014. Mr. Kalvoda’s restricted stock award vests proportionately at a rate of 20% per year commencing on April 1, 2016, and each April 1st anniversary thereafter, for a total vesting period of approximately six (6) years.
Performance Based RSUs.
50% of the total long-term equity incentive award for each of Mr. Meyer and Mr. Christianson was in the form of RSUs. Accordingly, each of Mr. Meyer and Mr. Christianson received $250,002 in RSUs (13,797 units at $18.12 per unit) on June 2, 2014. The RSUs that vest, if any, will be settled in shares of common stock following the close of fiscal 2017 based on the Company’s cumulative after-tax return on equity ("ROE") over the 3-year performance period starting February 1, 2014, and ending January 31, 2017. The vested RSUs will be settled based on one share of common stock for each vested RSU. The threshold and target ROE's and associated vesting schedule are stated as follows:

Level of Performance	Award Payout (% of RSUs Vested)
Below Threshold ROE (less than 6.45%)	0%
Threshold ROE (equal to 6.45%)	25%
Target ROE (8.6% or greater)	100%
The vesting percentage is calculated on a linear basis (from 25% to 100%) based on the actual ROE within the range of 6.45% to 8.6%.
The Compensation Committee may modify this mix of time-based restricted stock awards and Performance Based RSUs for future long-term equity awards, considering the Company’s compensation objectives and the goal of aligning executive compensation with Company performance.
All grants of restricted stock and Performance Based RSUs were made under our 2014 Equity Incentive Plan, which is administered by our Compensation Committee. Consistent with our compensation philosophies related to performance-based compensation, long-term stockholder value creation and alignment of our management's interests with those of our stockholders, we may make future grants of long-term compensation in the form of stock options, restricted stock units, or restricted stock grants to our executive officers and other key employees. In the future, we may from time to time make one-time grants to recognize promotion or consistent long-term contribution, or for specific incentive purposes. We may also make grants in connection with the hiring of new employees.
Perquisites and Other Benefits
We offer only limited perquisites to our executive officers. We provide each of Messrs. Meyer, Christianson and Kalvoda with a cellular phone and cellular phone service. All of our executive officers are eligible for insurance, vacation, 401(k) Company match and other benefits at the same levels provided to all of our full-time employees. Mr. Christianson received spousal travel benefits related to his frequent travel to our European operations.
Employment Agreements
We have written employment agreements with David Meyer to serve as our Chief Executive Officer, Peter Christianson to serve as our President, and Mark Kalvoda to serve as our Chief Financial Officer.
Each of Mr. Meyer’s and Mr. Christianson’s current employment agreement has an initial 3-year term that commenced on February 1, 2013, with automatic annual one-year extensions, subject to earlier termination, as described below. Pursuant to the agreements, Messrs. Meyer and Christianson are each paid a base salary of $500,000 per year, subject to annual review and adjustment by our Compensation Committee. For fiscal 2016, the parties agreed to a 5% reduction in the base salary. Messrs. Meyer and Christianson are also eligible for an annual incentive bonus of up to 200% of their base salary pursuant to terms, conditions and annual objectives established by our Compensation Committee, as further discussed above under "Annual Performance Bonus". Each agreement also provides for yearly equity incentive awards in a dollar amount equal to the applicable base salary, as further discussed above under "Long-Term Equity Incentive Awards", pursuant to terms, conditions and annual objectives established by our Compensation Committee. Messrs. Meyer and Christianson are eligible to participate in any employee benefit plans and programs generally available to our other executive officers.

Mr. Kalvoda’s current employment agreement has an initial 3-year term that commenced on February 1, 2014, with automatic annual one-year extensions, subject to earlier termination, as described below. Pursuant to the agreement, Mr. Kalvoda is paid a base salary as established by, and subject to annual review and adjustment, by our Compensation Committee. As of January 31, 2015, Mr. Kalvoda's base salary was $310,000 per year. For fiscal 2016, Mr. Kalvoda and the Compensation Committee agreed to a 5% reduction in his base salary. Mr. Kalvoda is also eligible for an annual incentive bonus pursuant to the terms and conditions established by the Compensation Committee. The agreement also provides for yearly equity incentive awards in a dollar amount established by the Compensation Committee, as further discussed above under "Long-Term Equity Incentive Awards", pursuant to terms and conditions established by our Compensation Committee. Mr. Kalvoda is eligible to participate in any employee benefit plans and programs generally available to our other executive officers.
The employment agreements with Messrs. Meyer, Christianson and Kalvoda each contain a restrictive covenant prohibiting them from owning, operating or being employed by competing agricultural or construction equipment stores during their employment with us and for 24 months following termination of their employment with us. Each agreement is terminable by either us or Messrs. Meyer, Christianson and Kalvoda at any time upon 60 days written notice for any reason, or immediately by us for cause. If Messrs. Meyer or Christianson is terminated by us without cause prior to the expiration of the term or if either of them resign for good reason, we are obligated to pay severance in an amount equal to two times the sum of (i) the annual base salary then in effect, plus (ii) the amount of the annual performance bonus last paid prior to the termination. These severance payments would be made in 24 equal monthly installments. If such termination occurs we would also be required to allow Mr. Meyer or Mr. Christianson to continue to participate in our group medical and dental plans at our expense for a period of 24 months. All non-vested restricted stock and RSUs would be forfeited in the event of such a separation of employment. If Mr. Kalvoda is terminated by us without cause prior to the expiration of the term or if he resigns for good reason: (a) we are obligated to pay severance in an amount equal to the sum of (i) the annual base salary then in effect, plus (ii) the amount of the annual performance bonus last paid prior to the termination; and (b) his non-vested restricted equity awards that vest with the passage of time will not be forfeited and will vest in accordance with the normal vesting schedule. These severance payments would be made in 12 equal monthly installments. If such termination occurs we would also be required to allow Mr. Kalvoda to continue to participate in our group medical and dental plans at our expense for a period of 12 months. In order to receive the severance and continued benefits described above, each officer would be required to sign a release of claims against us, fulfill his non-competition obligations, cooperate with transitioning his duties and execute a non-disparagement agreement with us. We arrived at these terms based on the advice and experience of our advisors and directors, including their knowledge of practices and agreements at public companies.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on this review and discussion with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

Members of the Compensation Committee
Stanley Dardis (Chair)
James Irwin
Theodore Wright
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of our Compensation Committee members was an officer or employee of the Company during fiscal 2015, has formerly been an officer of the Company, or has or had any related party transaction relationship with our Company of a type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during fiscal 2015.

EXECUTIVE COMPENSATION
Summary Compensation Table for Fiscal 2015
The table below sets forth certain information regarding compensation paid during the last three fiscal years to the Company's named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
David Meyer, Chief Executive Officer	2015	500,000	500,004	—	7,800	1,007,804
	2014	500,000	—	40,500	7,858	548,358
	2013	400,000	400,009	191,515	7,820	999,344

Peter Christianson, President	2015	500,000	500,004	—	11,195	1,011,199
	2014	500,000	—	40,500	21,562	562,062
	2013	400,000	400,009	191,515	9,938	1,001,462

Mark Kalvoda, Chief Financial Officer	2015	306,667	200,009	—	7,825	514,501
	2014	285,000	199,998	27,000	7,753	519,751
	2013	247,500	49,986	39,648	7,313	344,447

(1)	Amounts shown are not reduced to reflect the named executive officers' elections, if any, to contribute portions of their salaries to 401(k) plans.

(2)
Amounts represent the grant date fair value of restricted stock awards and Performance Based RSUs granted in fiscal 2015, and restricted stock awards granted in fiscal 2014 and fiscal 2013, respectively. The assumptions used to determine the valuation of the awards are further discussed in Note 15 to our financial statements in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015. See the Grants of Plan-Based Awards table for further information regarding the equity awards granted in fiscal 2015 and the Outstanding Equity Awards at January 31, 2015 table for information regarding all outstanding equity awards.

(3)
Amounts for Mr. Meyer and Mr. Kalvoda represent a company match to the 401(k) plan. Mr. Christianson's amount includes spousal travel benefits related to his frequent travel to our European operations, in addition to the 401(k) company match.

Grants of Plan-Based Awards for Fiscal 2015
The following table sets forth certain information regarding grants of plan-based awards (annual performance bonus and long-term equity incentive) to our named executive officers in fiscal 2015:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)(2)		All Other Stock Awards: Number of Shares of Stock(#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Maximum
David Meyer	6/2/2014	50,700	500,000	1,000,000	3,449	13,797	13,797	500,004
Peter Christianson	6/2/2014	50,700	500,000	1,000,000	3,449	13,797	13,797	500,004
Mark Kalvoda	6/2/2014	31,434	139,500	279,000	—	—	11,038	200,009

(1)
Amounts shown in the table reflect the potential amount of annual performance bonuses that could be earned in fiscal 2015 by each of our named executive officers, based on meeting the threshold goals, target goals and maximum goals amounts, as defined in our 2015 Executive Bonus Plan. Actual amounts earned by the named executive officers for fiscal 2015 are reported in the Summary Compensation Table on page 19 under the column entitled "Non-Equity Incentive Plan Compensation."

(2)
Amounts shown in the table reflect the potential number of shares that could be earned after the completion of fiscal 2017 by Mr. Meyer and Mr. Christianson under Performance Based RSUs granted on June 2, 2014, based on meeting the threshold and target goals, as defined in the Performance Award Agreement. Actual results below the threshold goal result in vesting of zero shares.

(3)
Mr. Meyer and Mr. Christianson each received a grant of restricted stock on June 2, 2014 in the amount of 13,797 restricted shares, as to which the risk of forfeiture will terminate ratably on April 1 of each year from 2015 to 2017.

Mr. Kalvoda received a grant of restricted stock on June 2, 2014 in the amount of 11,038 restricted shares, as to which the risk of forfeiture will lapse ratably on April 1 of each year from 2016 to 2020.

(4)
This amount represents the grant date fair value of the restricted stock and Performance Based RSUs, determined in accordance with FASB ASC Topic 718. The amounts for both Mr. Meyer and Mr. Christianson include $250,002 related to restricted stock and $250,002 related to Performance Based RSUs. The amount for Mr. Kalvoda relates entirely to restricted stock.

Outstanding Equity Awards at January 31, 2015
The following table sets forth certain information regarding equity awards granted to our named executive officers outstanding as of January 31, 2015:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
David Meyer	53,000	—	—	8.50	12/6/17	31,938	451,284	13,797	194,952
Peter Christianson	53,000	—	—	8.50	12/6/17	31,938	451,284	13,797	194,952
Mark Kalvoda	6,666	—	—	8.50	12/5/17	24,287	343,175	—	—
	10,000	—	—	22.21	9/22/18	—	—	—	—

(1)
For Mr. Meyer and Mr. Christianson, 18,141 shares vest on December 1, 2015 and 4,599 shares vest on each of April 1, 2015, 2016 and 2017, respectively. For Mr. Kalvoda, 3,478 shares vest on April 1, 2015, 5,185 shares vest on April 1, 2016, 4,840 shares vest on April 1, 2017, 4,456 shares vest on April 1, 2018, 4,118 shares vest on April 1, 2018, and 2,210 shares vest on April 1, 2020.

(2)	The amounts reflect the value based on the closing price of our common stock on January 31, 2015 of $14.13.
Option Exercises and Stock Vested for Fiscal 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
David Meyer	—	—	15,054	(1)	207,143	(2)
Peter Christianson	—	—	15,054	(1)	207,143	(2)
Mark Kalvoda	—	—	1,568	(3)	24,571	(4)

(1)	Represents 15,054 shares of restricted stock as to which the risk of forfeiture lapsed on November 1, 2014.

(2)	Calculated based on the closing share price of our common stock of $13.76 on November 1, 2014, the date the risk of forfeiture lapsed with regard to the restricted stock.

(3)	Represents 1,568 shares of restricted stock as to which the risk of forfeiture lapsed on April 1, 2014.

(4)	Calculated based on the closing share price of our common stock of $15.67 on April 1, 2014, the date the risk of forfeiture lapsed as to the restricted stock.
Potential Payments upon Termination or Change-In-Control
SEC regulations state that we must disclose information in this Proxy Statement regarding agreements, plans or arrangements that provide for payments or benefits to our named executive officers in connection with any termination of employment or change in control of the Company. As provided under "Compensation Discussion and Analysis-Employment Agreements," we are party to employment agreements with Mr. Meyer and Mr. Christianson, which provide that if Messrs. Meyer or Christianson are terminated by us without cause prior to the expiration of the term or if they resign for good reason, we are obligated to pay severance in an amount equal to two times the sum of his annual base salary plus the annual incentive bonus last paid prior to the termination, and are also required to allow Mr. Meyer or Mr. Christianson to continue to participate in our group medical and dental plans at our expense for a period of 24 months. We are also party to an employment agreement with Mr. Kalvoda, which provides that if Mr. Kalvoda is terminated by us without cause prior to the expiration of the term or if he resigns for good reason: (a) we are obligated to pay severance in an amount equal to the sum of his annual base salary plus the annual incentive bonus last paid prior to the termination; (b) his non-vested restricted equity awards that vest with the passage of time will not be forfeited and will vest in accordance with the normal vesting schedule; and (c) we are required to allow Mr. Kalvoda to continue to participate in our group medical and dental plans at our expense for a period of 12 months. If such termination occurred on January 31, 2015, each of Mr. Meyer and Mr. Christianson would have been entitled to a severance payment of $1,081,000 (paid in equal monthly installments over 24 months) calculated as follows: the sum of (i) two times the current base salary of $500,000, plus (ii) two times the amount of the last annual incentive bonus paid of $40,500. In addition, the Company would pay for the cost of the executive's continued participation in our group medical and dental plans for the 24 month period following termination (currently $1,347.80 per month). If Mr. Kalvoda was terminated on January 31, 2015, he would have been entitled to a severance payment of $337,000 (paid in equal monthly installments over 12 months) calculated as follows: the sum of (i) the current base salary of $310,000, plus (ii) the amount of the last annual incentive bonus paid of $27,000. In addition, the Company would pay for the cost of his continued participation in our group medical and dental plans for the 12 month period following termination (currently $941.13 per month).
Equity Compensation Plan Information
The following table provides information regarding our equity compensation plans as of January 31, 2015:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders	404,663	$11.74	1,451,489
Equity compensation plans not approved by security holders	—	—	—
Total	404,663	$11.74	1,451,489

(1)
Amount includes the number of shares of Common Stock underlying the outstanding stock options and RSUs. The number of shares underlying outstanding Performance Based RSUs is based on the target level of performance under those awards.

(2)	Amount reflects weighted average exercise price of outstanding stock options only.

(3)	Amount represents shares available for future issuance under equity compensation plans, including as restricted stock awards.
ADVISORY VOTE ON EXECUTIVE COMPENSATION
(PROPOSAL 2)
During our 2011 Annual Meeting of Stockholders, our stockholders cast an advisory vote on how frequently to conduct a stockholder advisory vote on the compensation of our named executive officers (commonly referred to as a "say-on-pay" vote). Consistent with the 2011 stockholder advisory vote, the Board has determined that the Company will conduct the say-on-pay vote at each annual meeting. The Company will next conduct a stockholder advisory vote on how often to conduct a say-on-pay vote no later than its 2017 Annual Meeting.
Our compensation philosophy is described in the Compensation Discussion and Analysis contained in this Proxy Statement. Stockholders are urged to read the Compensation Discussion and Analysis and to review the "Summary Compensation Table" and other related tables and narrative disclosure which describe the compensation of our Chief Executive Officer, our President, and our Chief Financial Officer in fiscal 2015 set forth under "Executive Compensation" above. The Compensation Committee and the Board believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving our goals and that the compensation of our named executive officers in fiscal 2015 reflects and supports these compensation policies and procedures.
Stockholders are being asked to vote on the following resolution:
"RESOLVED, that the stockholders of Titan Machinery Inc. approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the compensation tables, and related narrative disclosures as contained in this Proxy Statement."

This advisory vote on executive compensation, commonly referred to as a "say-on-pay" advisory vote, is required under Section 14A of the Securities Exchange Act of 1934, as amended, and is not binding on our Board. However, the Board and Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements.
The Board recommends that you vote "FOR" the adoption of the resolution set forth in this Proposal 2.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Transactions with Related Persons
We have a written Related Party Transactions Policy that requires our independent directors to review and approve or ratify any "related person transaction" of the type required to be disclosed by Item 404 of Regulation S-K. "Related persons" include directors, officers, shareholders beneficially owning more than 5% of our common stock, and their respective immediate family members. The policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company or any of its subsidiaries was, is or will be a participant, in which the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. All of our directors, officers and employees are required to report to our General Counsel any related party transactions (as required to be disclosed under Item 404 of Regulation S-K).
All related person transactions are reviewed and may be approved or ratified by the independent directors (not including any director that is a related person with respect to the transaction at issue). The independent directors take into account, among other factors they deem appropriate, whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person's interest in the transaction. The independent directors may impose such conditions as they deem necessary and appropriate on the Company or the related person in connection with the transaction. In the case of a transaction presented to the independent directors for ratification, the independent directors may ratify the transaction or determine whether rescission of the transaction is appropriate.
Related Person Transactions in Fiscal 2015
Described below are transactions that occurred during fiscal 2015 to which we were a participant in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
a director, executive officer, beneficial owner of more than five percent of any class of our voting securities or any member of their immediate family had or will have a direct or indirect material interest.

1.    Real Estate Lease Agreement with C.I. Farm Power Inc.
We lease one dealership site located in Fargo, North Dakota from C.I. Farm Power Inc., an entity owned and controlled by Mr. Peter Christianson (our President and a member of our Board of Directors) and his immediate family. The monthly lease payment is $12,000. We paid $144,000 in lease payments to this entity during fiscal 2015. The lease agreement expires on July 31, 2018, subject to the right of either party to terminate upon 60 days' written notice. We are responsible for paying real estate taxes, insurance, maintenance and utilities. We believe the terms of this lease to be commercially reasonable, and the lease is not any less favorable to us than could be obtained in an arm's length transaction with an unrelated party.
2.    Immediate Family Members who are Employees of the Company
During fiscal 2015, Ted Christianson served as our Treasurer and received total cash compensation of approximately $248,083 and a restricted stock award of 1,433 shares of our common stock, with a grant-date fair value of $25,966. Ted Christianson is the brother of Peter Christianson (our President and a member of our Board of Directors) and of Tony Christianson (a member of our Board of Directors).
During fiscal 2015, Sam Christianson, the son of Peter Christianson (our President and a member of our Board of Directors), was an employee of the Company and received total cash compensation of approximately $126,105 pursuant to a standard sales commission-based plan of compensation applicable to all of our field marketers, and a restricted stock award of 239 shares of our common stock, with a grant-date fair value of $4,331.
Both of the above identified employees participated in employee benefits plans and programs available to our other full time employees.
3.     Construction Management Services Performed by C.I. Construction, LLC
C.I. Construction, LLC ("CI"), performs construction management services for certain of the Company's new store construction projects, shop additions, and remodel projects. CI is owned by Rob Thompson, who is the brother-in-law of Peter Christianson (our President and a member of our Board of Directors) and of Tony Christianson (a member of our Board of Directors). CI performs construction management services including developing designs/specifications and drawings, preparing bid packages, advising on the selection of suppliers and contractors, and overseeing the construction process. CI is also an authorized reseller of certain steel buildings that the Company frequently incorporates into its construction projects.
CI receives a fee equal to 4.5% of the construction costs, excluding expenditures for certain fixtures and fixed assets that the Company originates. CI is also reimbursed for the labor costs of CI's site supervisors and on-site staff, and utilities, equipment rental, travel, and other direct costs incurred by CI in performing the services. CI also receives payment as a reseller of the steel buildings used in certain of our construction projects. We are not obligated to retain CI on an ongoing basis, and this decision is made for each project based on the best interests of the Company. At times, we have utilized a competitive bidding process for construction management services.
During fiscal 2015, CI received an aggregate amount of $1.9 million in direct or indirect payments from the Company for the performance of construction-related services and the purchase of steel buildings, as well as reimbursement for other construction-related costs. We do not believe the terms of any of the transactions and agreements described above are any less favorable to us than could be obtained in an arm's length transaction with an unrelated party.
AUDIT COMMITTEE REPORT
In accordance with its written charter adopted by the Board of Directors, as amended, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)	reviewed and discussed the audited financial statements with management and the independent auditors;

(2)	discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board Auditing No. 16, Communications with Audit Committee; and

(3)
received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2015, as filed with the SEC.

Members of the Audit Committee: John Bode (Chair) James Williams Theodore Wright
FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General Information
Deloitte & Touche LLP ("Deloitte") has acted as the Company's Independent Registered Public Accounting Firm for the fiscal years ended January 31, 2015 and 2014. Eide Bailly LLP ("Eide Bailly") acted as the Company's Independent Registered Public Accounting Firm for fiscal years ended January 31, 2013 and 2012 and for the period February 1, 2013 through June 27, 2013.
Effective June 27, 2013, the Audit Committee of the Board of Directors of the Company approved the dismissal of Eide Bailly as the Company’s independent registered public accounting firm, and engaged Deloitte as its independent registered public accounting firm, effective on the same day.
Eide Bailly’s audit reports on the consolidated financial statements of the Company as of January 31, 2013 and 2012 and for each of the years in the three year period ended January 31, 2013 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
During the fiscal years ended January 31, 2013 and 2012 and the subsequent interim period through June 27, 2013, there were: (i) no disagreements with Eide Bailly on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Eide Bailly, would have caused Eide Bailly to make reference to the subject matter of the disagreement(s) in connection with its reports, and (ii) no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

Eide Bailly was provided a copy of the above disclosures and has furnished the Company with a letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements, which letter was filed with the SEC on July 11, 2013 as Exhibit 16.1 on Form 8-K/A.
During the fiscal years ended January 31, 2013 and 2012, and the subsequent interim period through June 27, 2013, the Company did not consult with Deloitte regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements and neither a written report nor oral advice was provided to the Company that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement as defined in (a)(1)(iv) of Item 304 of Regulation S-K or a reportable event as that term is defined in (a)(1)(v) of Item 304 of Regulation S-K.
Audit Fees
The following fees were billed by Deloitte & Touche LLP and Eide Bailly LLP for fiscal years 2015 and 2014:

	2015	2014
Audit Fees	$619,800	$586,900
Audit-Related Fees	9,200	14,900
Tax Fees	—	—
All Other Fees	—	—
Total	$629,000	$601,800
Audit fees are for professional services rendered for the audit of the Company's annual financial statements and review of financial statements included in the Company's Form 10-Q filings or services that are normally provided by the Independent Registered Public Accounting Firm in connection with regulatory filings with the SEC.
Audit-related fees are primarily for the assurance and related services performed by our auditors that are reasonably related to the performance of the audit or review of the Company's financial statements. For fiscal 2015 and fiscal 2014, this primarily consisted of accounting research assistance and services related to our Form S-8 filing and SEC Comment Letters.
Tax fees may include services such as tax compliance, tax advice and tax planning, amongst others. There were no such fees during fiscal 2015 or 2014.
All other fees relate to services provided by the independent registered public accounting firm that are not classified as audit fees, audit-related fees or tax fees. There were no such fees during fiscal 2015 or 2014.
Pursuant to its written charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for the Company by its Independent Registered Public Accounting Firm or any other auditing or accounting firm. During fiscal 2015, the Audit Committee approved all audit and non-audit services provided to the Company by Deloitte & Touche LLP. The Committee's current practice is to consider for pre-approval annually all audit and non-audit services proposed to be provided by the Independent Registered Public Accounting Firm. In making its decision to appoint Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte & Touche LLP is compatible with maintaining that firm's independence and has determined that such services are compatible with maintaining Deloitte & Touche's independence.

RATIFICATION OF PUBLIC ACCOUNTING FIRM
(PROPOSAL 3)
The Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2016.
Our bylaws do not require that our stockholders ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm. However, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions. Further information about the services provided by Deloitte & Touche LLP, including information about the fees paid to the firm during fiscal 2015 can be found under the heading “Fees of the Independent Registered Public Accounting Firm” above.
The Board recommends that you vote “FOR” the ratification Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the fiscal year ending January 31, 2016.
OTHER BUSINESS
Management knows of no other matters to be presented at the Annual Meeting. If any other matter properly comes before the Annual Meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.
STOCKHOLDER PROPOSALS
Any appropriate proposal submitted by a stockholder of the Company and intended to be presented at the 2016 Annual Meeting of Stockholders must be received by the Company no later than December 25, 2015 to be includable in the Company's Proxy Statement and related proxy for the 2016 Annual Meeting. Additionally, pursuant to the advance notice provisions of the Company's Bylaws, as authorized by applicable state law, in order for stockholders to present nominations or other business at the 2016 Annual Meeting, a stockholder's notice of such nomination or other business must be received no earlier than January 30, 2016 and no later than March 1, 2016 and must be in a form that complies with the requirements set forth in the Company's Bylaws.
FORM 10-K
A COPY OF THE COMPANY'S FORM 10-K ANNUAL REPORT FOR THE FISCAL YEAR ENDED JANUARY 31, 2015 (WITHOUT EXHIBITS), ACCOMPANIES THIS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT. NO PART OF THE ANNUAL REPORT IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY'S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO MARK KALVODA, CHIEF FINANCIAL OFFICER, AT THE COMPANY'S PRINCIPAL ADDRESS.
Dated: May 7, 2015
West Fargo, North Dakota

TITAN MACHINERY INC.
644 EAST BEATON DRIVE
WEST FARGO, ND 58078

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Theodore Crosbie   02 Richard Mack

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To approve, by non-binding vote, executive compensation.	☐	☐	☐
3. To ratify the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the fiscal year ending January 31, 2016.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000246338_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

TITAN MACHINERY INC.
Annual Meeting of Shareholders
June 4, 2015 8:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints David J. Meyer and Peter J. Christianson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TITAN MACHINERY INC. that the shareholder(s) are entitled to vote at the Annual Meeting of shareholders to be held at 8:00 AM, CDT on June 4, 2015, at the offices of Fredrikson & Byron, 200 South 6th St., Suite 4000, Minneapolis, MN 55402, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000246338_2 R1.0.0.51160

Continued and to be signed on reverse side

QuickLinks
INTRODUCTION
GENERAL INFORMATION
OUTSTANDING SHARES AND VOTING RIGHTS
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ELECTION OF DIRECTORS (PROPOSAL 1)
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION AND ANALYSIS
ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 2)
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE REPORT
FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RATIFICATION OF PUBLIC ACCOUNTING FIRM (PROPOSAL 3)
OTHER BUSINESS
STOCKHOLDER PROPOSALS
FORM 10-K
PROXY CARD